EXHIBIT 99.1

CB Financial Services, Inc. Completes Merger With FedFirst Financial Corporation and Announces Preliminary Results of Cash/Stock Elections, Allocations and Prorations

CARMICHAELS, Pa., Oct. 31, 2014 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. ("CB"), the holding company for Community Bank, announced today that it has completed its merger with FedFirst Financial Corporation ("FedFirst"), the holding company for First Federal Savings Bank, effective after the close of business today. FedFirst has been merged with and into CB, with CB as the surviving entity, and First Federal Savings Bank has been merged with and into Community Bank, with Community Bank as the surviving entity.

CB's common stock is scheduled to begin trading on the NASDAQ Global Market® under the symbol "CBFV" on Monday, November 3, 2014.

Barron P. "Pat" McCune, Jr., CB's Vice Chairman, President and Chief Executive Officer, said, "We at Community Bank are thrilled to welcome the excellent bankers of First Federal Savings Bank into our family. A stronger Community Bank will now have more capabilities to serve the expanding economy of Southwestern Pennsylvania."

Effective as of the completion of the transaction, former FedFirst Directors John J. LaCarte, John M. Swiatek, Patrick G. O'Brien and Richard B. Boyer have been appointed to the Boards of Directors of CB and Community Bank. In addition, Mr. O'Brien has been appointed to serve as Senior Executive Vice President and Chief Operating Officer of Community Bank and Mr. Boyer has been appointed to serve as Vice President of Insurance Operations of Community Bank. Mr. O'Brien served as FedFirst's President and Chief Executive Officer. Mr. Boyer currently serves as President of Exchange Underwriters, Inc., a full-service insurance agency and now an affiliated company of CB.

Under the terms of the merger agreement, FedFirst stockholders were permitted to elect to receive either 1.1590 shares of CB common stock or $23.00 in cash for each share of FedFirst common stock owned, subject to proration and allocation to ensure that 65% of the shares of FedFirst common stock outstanding immediately before closing were exchanged for shares of CB common stock and 35% were exchanged for cash. The deadline for submitting cash/stock elections was 5:00 p.m., Eastern Time, on October 24, 2014. Based on the 2,286,008 shares of FedFirst common stock outstanding as of the election deadline, the preliminary election results are as follows:

  the holders of 500,543 shares of FedFirst common stock (approximately 21.9% of outstanding shares) validly elected to receive stock;

  the holders of 1,463,779 shares of FedFirst common stock (approximately 64.0% of outstanding shares) validly elected to receive cash; and

  the holders of 321,686 shares of FedFirst common stock (approximately 14.1% of outstanding shares) did not make an election.

Applying the allocation and proration procedures specified in the merger agreement to these preliminary elections results:

  FedFirst stockholders who made a valid stock election with respect to their shares of FedFirst common stock are expected to receive 1.1590 shares of CB common stock for each of their shares, plus cash in lieu of any fractional share of CB common stock;

  Cash elections were oversubscribed, so FedFirst stockholders who made a valid cash election with respect to their shares of FedFirst common stock are expected to receive $23.00 per share in cash for approximately 55% of their shares and 1.1590 shares of CB common stock for each of their remaining shares, plus cash in lieu of any fractional share of CB common stock; and

  FedFirst stockholders who did not make an election are expected to receive 1.1590 shares of CB common stock for each of their shares, plus cash in lieu of any fractional share of CB common stock.

Cash in lieu of a fractional share of CB common stock will be calculated based on the volume weighted average price of a share of CB common stock for the twenty trading days immediately preceding the closing date of the merger.

FedFirst stockholders will be notified separately of their individual election results and, if applicable, proration results once they are finalized, which is expected early next week. FedFirst stockholders with questions regarding their individual election results and, if applicable, proration results, should contact CB's transfer/exchange agent, Computershare Trust Company, N.A., at 1-855-396-2084, at that time.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to CB and Luse Gorman Pomerenk & Schick, P.C. served as legal counsel to CB. Mufson Howe Hunter & Company LLC acted as financial advisor to FedFirst and rendered a fairness opinion to the Board of Directors of FedFirst in connection with the transaction, and Kilpatrick Townsend & Stockton LLP served as legal counsel to FedFirst.

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette and Westmoreland Counties in Southwestern Pennsylvania.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. CB undertakes no obligation to revise these forward-looking statements or to reflect changes in events or circumstances after the date of this press release.

CONTACT: CB Financial Services, Inc.
         Barron P. "Pat" McCune, Jr.
         Vice Chairman, President and Chief Executive Officer
         (724) 225-2400